Exhibit T3E-2

EXECUTION OF PLAN OF REORGANIZATION OF CORPORACIÓN
DURANGO, S.A. DE C.V. BY A MAJORITY OF
ITS RECOGNIZED CREDITORS

This Information Statement is being mailed on or about December 28, 2004, to all holders as of December 23, 2004 (collectively, the “Noteholders”) of Corporación Durango, S.A. de C.V.’s (i) 12 5/8% Senior Notes due 2003; (ii) 13 1/8% Senior Notes due 2006; (iii) 13 1/2% Senior Notes due 2008; and (iv) 13 3/4% Senior Notes due 2009 (collectively, the “Existing Notes”) that were recognized globally pursuant to the four (4) separate proofs of claim filed on September 30, 2004, by Wells Fargo Bank, N.A., as Indenture Trustee under the Existing Notes.

Contents and Organization of the Information Statement

This Information Statement is comprised of this summary section, the Convenio Concursal entered into among and between the Company and certain of its Recognized Creditors (the “Plan of Reorganization”), as well as all of the annexes and exhibits to the Plan of Reorganization.

AS DETAILED BELOW, RECOGNIZED CREDITORS HOLDING AN AMOUNT OF DEBT OF CORPORACIÓN DURANGO, S.A. DE C.V. (THE “COMPANY”) SUFFICIENT TO CONFIRM A PLAN OF REORGANIZATION UNDER MEXICO’S LEY DE CONCURSOS MERCANTILES (THE “MEXICAN BUSINESS REORGANIZATION ACT”) HAVE ALREADY APPROVED THE COMPANY’S PLAN OF REORGANIZATION. NO OTHER APPROVAL FROM THE COMPANY’S RECOGNIZED CREDITORS IS REQUIRED OR NECESSARY. ACCORDINGLY, RECOGNIZED CREDITORS WHO HAVE NOT ALREADY APPROVED THE COMPANY’S PLAN OF REORGANIZATION ARE NOT REQUIRED TO COMMUNICATE THEIR ASSENT TO SUCH PLAN, AND THE COMPANY IS NOT SOLICITING APPROVAL FROM SUCH RECOGNIZED CREDITORS.

NOTEHOLDERS NEVERTHELESS WISHING TO COMMUNICATE THEIR ASSENT TO THE COMPANY’S PLAN OF REORGANIZATION ARE ENCOURAGED TO CONSULT WITH THEIR OWN MEXICAN COUNSEL AND/OR THEIR OTHER ADVISORS, OR CONTACT THE CONCILIATOR, MS. REBECA C ASTAÑOS, WHO MAY BE REACHED AT: CANOAS NO. 238B, DURANGO, MEXICO, C.P. 34220, TELEPHONE: (52) 618-811-5333 OR (52) 618-812-9560.

Recent Events

On May 18, 2004, the Company initiated an insolvency proceeding (the “Concurso Proceeding”) under the Mexican Business Reorganization Act with the Federal District Court of Durango (the “Durango District Court”). On August 30, 2004, the Instituto Federal de Especialistas de Concursos Mercantiles (the ”Institute”) appointed Rebeca Castaños to serve as the conciliadora in the Concurso Proceeding (the “Conciliator”). As Conciliator, Ms. Castaños is responsible for, among other things, serving as a mediator between the Company and its creditors, and will also be responsible for proposing the Company’s Plan of Reorganization to the Durango District Court, once executed by the requisite number of Recognized Creditors.

On November 17, 2004, the Durango District Court entered a judgment recognizing those persons or entities holding Recognized Claims of the Company (the “Recognized Creditors”), a

copy of which judgment was published in the Durango District Court’s Judicial Bulletin on or about November 18, 2004.

Requirements for Approval of a Plan of Reorganization

Article 157 of the Mexican Business Reorganization Act provides that in order for the Plan of reorganization to be approved, it must be supported by Recognized Creditors holding more than 50% of all Recognized Claims. On December 23, 2004, the Company presented its Plan of Reorganization to the Conciliator. That same day, Recognized Creditors holding approximately 64% of the Recognized Claims, through their duly appointed representative(s), communicated their assent to the Plan of Reorganization by executing the Plan of Reorganization and all other documents necessary for the Conciliator to present the Plan of Reorganization to the Durango District Court.

Accordingly, all approvals necessary to confirm the Plan of Reorganization have already been obtained, and approval from other Recognized Creditors is not being solicited by the Company. Contemporaneously with the distribution of this Information Statement, the Conciliator will be furnishing the Plan of Reorganization to the Durango District Court for confirmation.

Objections to the Plan of Reorganization

Article 162 of the Mexican Business Reorganization Act provides that one business day after it has been provided with the Plan of Reorganization, the Durango District Court must make the Plan of Reorganization available to all Recognized Creditors. Recognized Creditors then have five (5) business days in which to file objections with the Durango District Court.

Financial and Other Information

The Company files annual and other reports with the U.S. Securities and Exchange Commission. The Company’s annual report on Form 20-F, as amended, for the year ended December 31, 2003, as well as each of the Company’s reports on Form 6-K filed subsequent to the filing of the 2003 annual report are hereby incorporated by reference. Such information is available through the EDGAR archives at www.sec.gov.